Exhibit 99.1

ITT Announces Solid Results for 2013 Second Quarter

2013 operating performance drives increase in guidance for revenue and adjusted EPS

  Revenue grew 9 percent to $609 million, with organic revenue up 2 percent, representing strength across key geographies and end markets
  GAAP earnings from continuing operations increased to $0.27 per share
  Adjusted earnings from continuing operations increased 4 percent to $0.51 per share
  Adjusted segment operating income expanded 15 percent and margins expanded by 70 basis points due to volume and productivity gains
  New increased 2013 guidance ranges announced: total revenue 10 to 11 percent, organic revenue 3 to 4 percent and adjusted earnings $1.86 to $1.92 per share

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--August 1, 2013--ITT Corporation (NYSE: ITT) today reported that second-quarter 2013 total revenue grew by 9 percent to $609 million with 2 percent organic growth (defined as total revenue excluding foreign exchange, recent acquisitions and divestitures).

ITT’s total revenue results reflect gains in key geographies, including 13 percent growth in Western Europe and 12 percent growth in emerging markets. These increases were driven by automotive gains and the performance of its Bornemann Pumps acquisition. In the second quarter, ITT achieved organic growth of 12 percent in the global automotive brake pad market and 19 percent in global energy, which were offset by a 35 percent decline in global mining.

On a GAAP basis, segment operating margins improved by 10 basis points. Adjusted segment operating margins, which exclude special items, expanded by 70 basis points, reflecting net operating productivity and increased volume partially offset by the Bornemann Pumps operations and the funding of strategic investments.

Second-quarter GAAP earnings from continuing operations increased to $0.27 per share. Adjusted earnings from continuing operations, which excludes special items, increased 4 percent to $0.51 per share, reflecting a 15 percent increase in adjusted segment operating income that was partially offset by a higher effective tax rate and the impacts of favorable prior-year corporate items.

“ITT has consistently executed our strategies to drive profitable growth and value creation, and the first half of 2013 was no exception,” said Denise Ramos, chief executive officer and president. “In both quarters, we continued to drive market expansion with strong growth in emerging markets, winning share in a tough Western European environment and enhancing our presence in key global end markets such as energy and automotive.

“We’re supporting that growth longer-term by making strategic customer-focused investments globally including expanding our automotive capabilities in China and enhancing our oil and gas capabilities in Korea and the United States. At the same time, our intense focus on execution is helping us continually improve productivity, key customer metrics and margins. All of these efforts represent sustainable achievements that position us well to continue to deliver strong results for the remainder of 2013 and beyond.”

The company also has continued to return cash to shareholders through $85 million in share repurchases year-to-date.

2013 Second-Quarter Business Segment Results

All results are compared with the prior-year second quarter

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  2013 second-quarter total revenue was up 15 percent to $269 million. The growth reflects a 40 percent increase in organic global oil and gas shipments and the impact from the company’s successful acquisition of Bornemann Pumps. Organic revenue was down 1 percent compared to the prior year due to global mining declines. Organic orders were up 8 percent due to solid project activity, primarily in the oil and gas market, and total backlog has increased 10 percent in 2013.
  Adjusted operating income increased 9 percent to $31 million, reflecting strong operating productivity that was partially offset by the funding of a strategic expansion in our oil and gas capabilities.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  2013 second-quarter total revenue increased 11 percent to $171 million and organic revenue increased 9 percent driven by 12 percent growth in global automotive brake pads. The results reflect a strong performance in Western Europe, where revenue was up 9 percent despite difficult markets, as well as 70 percent growth in China. These gains were partially offset by unfavorable automotive shipment timing in North America and weakness in the global rail shock absorber market.
  Adjusted operating income increased by 26 percent to $25 million. The gain reflects volume increases, net operating productivity and operational improvements in the KONI shock absorber business, partially offset by pricing and an unfavorable sales mix.

Interconnect Solutions designs and manufactures connectors and interconnects for the aerospace, industrial and transportation markets.

  2013 second-quarter total revenue for Interconnect Solutions was flat at $100 million, with organic revenue up 1 percent, as strength in defense and general industrial connectors was offset by a difficult comparison in oil and gas connectors.
  Adjusted operating income was up 31 percent to $8 million, as net operating productivity, restructuring savings and higher volumes were partially offset by unfavorable sales mix.
  In the quarter, Interconnect Solutions continued making progress on efforts to enhance its focus on harsh environment connector applications in key end markets and improve global efficiency. As a result of those efforts, the business marked its third consecutive quarter of sequential order growth.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets.

  Second-quarter total revenue decreased 2 percent to $70 million and organic revenue decreased 1 percent as growth in North American and European aerospace was offset by anticipated declines related to the fulfillment of an aerospace program and weakness in the global general industrial and defense markets.
  Adjusted operating income increased 7 percent to $15 million, as net operating productivity and impacts from pricing initiatives were only partially offset by unfavorable sales mix and volume.

Guidance

ITT’s operating performance in the first half of 2013 drove the company’s decision to raise its guidance for full-year revenue and adjusted earnings per share. The revised revenue guidance ranges include increasing expectations for total revenue growth to 10 to 11 percent from 9 to 11 percent and organic revenue growth to 3 to 4 percent from 2 to 4 percent. Adjusted EPS guidance was increased to a range of $1.86 to $1.92 from a previous range of $1.80 to $1.90. The revised adjusted EPS guidance reflects a mid-point that is $0.04 higher than the prior mid-point as well as 12.5 percent higher than the prior year’s adjusted EPS.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com.

For a reconciliation of GAAP to non-GAAP results, please visit the company’s Web site.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2012 revenues of $2.2 billion. For more information, visit www.itt.com.

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: Uncertainties with respect to our estimate of asbestos exposures, third-party recoveries and net cash flows; economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or international sales and operations; contingencies related to actual or alleged environmental contamination, claims and concerns and related recoveries from insurers; decline in consumer spending; revenue mix and pricing levels; availability of adequate union and non-union labor, commodities, supplies and raw materials; foreign currency exchange rate fluctuations; changes in government regulations and compliance therewith; competition, industry capacity and production rates; declines in orders or sales as a result of industry or geographic downturns; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow and availability of liquidity sufficient to meet our needs; changes in the recoverability of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the company or the degree of liability; our ability to effect restructuring and cost reduction programs and realize savings from such actions; changes in our effective tax rate as a result in changes in the geographic earnings mix, valuation allowances, tax examinations or disputes, tax authority rulings or changes in applicable tax laws; changes in technology; intellectual property matters; potential future post-retirement benefit plan contributions and other employment and pension matters; susceptibility to market fluctuations and costs as a result of becoming a smaller, more focused company after the spin-off; changes in generally accepted accounting principles within the U.S.; and other factors set forth in our Annual Report on Form 10−K for the fiscal year ended December 31, 2012 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months Ended		Six Months Ended
	June		June
	2013	2012	2013	2012

Revenue	$609.2	$557.9	$1,217.4	$1,126.0

Costs of revenue	411.4	387.5	829.1	785.4
Selling, general and administrative expenses	124.1	87.1	245.0	191.9
Research and development expenses	16.4	16.6	32.8	32.7
Asbestos-related costs, net	15.9	9.7	31.9	22.3
Total costs and expenses	567.8	500.9	1,138.8	1,032.3

Operating income	41.4	57.0	78.6	93.7
Interest and non-operating expenses, net	2.2	3.4	4.9	5.0
Income from continuing operations before
income tax expense	39.2	53.6	73.7	88.7
Income tax expense	14.4	37.4	29.4	62.0
Income from continuing operations	24.8	16.2	44.3	26.7
Income (loss) from discontinued operations, net of tax	1.1	0.6	2.8	(6.7)
Net Income	25.9	16.8	47.1	20.0
Less: Income attributable to noncontrolling interest	0.1	-	0.5	-
Net Income attributable to ITT Corporation	$25.8	$16.8	$46.6	$20.0

Amounts attributable to ITT Corporation:
Income from continuing operations, net of tax	24.7	16.2	43.8	26.7
Income (loss) from discontinued operations, net of tax	1.1	0.6	2.8	(6.7)
Net Income	$25.8	$16.8	$46.6	$20.0

Earnings (loss) per share attributable to ITT Corporation:
Basic:
Continuing operations	$0.27	$0.17	$0.48	$0.29
Discontinuing operations	0.02	0.01	0.03	(0.08)
Net income	$0.29	$0.18	$0.51	$0.21

Diluted:
Continuing operations	$0.27	$0.17	$0.47	$0.28
Discontinuing operations	0.01	0.01	0.03	(0.07)
Net income	$0.28	$0.18	$0.50	$0.21

Weighted average common shares - basic	90.4	92.8	91.2	93.4
Weighted average common shares - diluted	91.6	93.9	92.4	94.7

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	For Year Ended
	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Cash and cash equivalents	$517.7	$544.5
Receivables, net	499.3	440.3
Inventories, net	308.5	304.2
Other current assets	245.1	251.4
Total current assets	1,570.6	1,540.4

Plant, property and equipment, net	367.4	373.1
Goodwill	646.3	651.4
Other intangible assets, net	110.9	123.3
Asbestos-related assets	493.4	525.3
Other non-current assets	177.2	172.6
Total assets	3,365.8	3,386.1

Liabilities and Shareholders' Equity
Accounts payable	364.1	347.0
Accrued and other current liabilities	477.4	458.3
Total current liabilities	841.5	805.3

Asbestos-related liabilities	1,243.3	1,255.0
Postretirement benefits	329.9	330.3
Other non-current liabilities	290.6	292.3
Total liabilities	2,705.3	2,682.9

Total ITT Corporation shareholders' equity	656.1	703.2
Noncontrolling interests	4.4	-
Total shareholders' equity	660.5	703.2
Total liabilities and shareholders' equity	$3,365.8	$3,386.1

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012

Operating Activities
Net income	$47.1	$20.0
Less: (Loss) income from discontinued operations	2.8	(6.7)
Less: Income attributable to noncontrolling interest	0.5	-
Income (loss) from continuing operations - ITT Corp	43.8	26.7

Adjustments to income (loss) from continuing operations:
Depreciation and amortization	44.6	32.8
Stock-based compensation	6.2	5.8
Asbestos-related costs, net	31.9	22.3
Asbestos-related payments, net	(11.7)	(16.3)
Contributions to pension plans	(1.7)	(32.8)
Change in receivables	(64.2)	(60.2)
Change in inventories	(18.2)	(8.8)
Change in accounts payable	15.4	4.7
Change in accrued expenses	(5.0)	(39.2)
Change in accrued and deferred income taxes	17.3	134.3
Other, net	10.4	32.7
Net Cash - Operating Activities	68.8	102.0

Investing Activities
Capital expenditures	(36.8)	(29.6)
Purchases of investments	(47.8)	-
Maturities of investments	49.9	-
Other, net	1.1	1.0
Net Cash — Investing Activities	(33.6)	(28.6)

Financing Activities
Short-term debt, net	27.3	37.8
Long-term debt, repaid	(5.5)	(0.2)
Repurchase of common stock	(87.9)	(76.8)
Issuance of common stock	21.9	35.7
Dividends paid	(9.3)	(17.2)
Excess tax benefit from equity compensation activity	3.7	3.6
Other, net	(1.3)	2.7
Net Cash — Financing Activities	(51.1)	(14.4)

Exchange rate effects on cash and cash equivalents	(7.2)	(10.3)

Cash from (used for) discontinued operations:
Operating Activities	(3.7)	1.6
Investing Activities	-	(0.1)
Financing Activities	-	(1.0)
Exchange rate effects on cash and cash equivalents	-	-
Net Cash – Discontinued Operations	(3.7)	0.5

Net change in cash and cash equivalents	(26.8)	49.2
Cash and cash equivalents — beginning of year	544.5	689.9
Cash and Cash Equivalents - End of Period	$517.7	$739.1

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, orders growth, and backlog, among others.  In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented.  These measures provide a tool for evaluating our ongoing operations and management of assets from period to period.  This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases.  These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP.  We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of this Reg. G reconciliation.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures made during  the last twelve months. Divestitures include sales of insignificant portions of our business that did not meet the criteria for presentation as a discontinued operation.  The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as operating income, adjusted to exclude costs incurred in connection with the acquisition of Bornemann Pumps, the Transformation, restructuring charges and spin-related repositioning charges; and adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. Spin-related repositioning charges are expenses to reposition the post-transformation organization to its full operating structure primarily consisting of transition services agreement exit costs, advisory fees and other redesign actions related to the new company structure.

Adjusted Income from Continuing Operations and Adjusted EPS from Continuing Operations are defined as  income from continuing operations and income from continuing operations per diluted share, adjusted to exclude special items.   Special items may include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, restructuring costs and asset impairment charges, income tax settlements or adjustments, and other unusual and infrequent non-operating items.  Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, cash payments for transformation costs, repositioning costs,  net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance.  Due to other financial obligations and commitments, the entire free cash flow may not  be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2013 & 2012
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2013	3M 2012	2013 vs. 2012	2013 vs. 2012	3M 2013	3M 2013	Adj. 13 vs. 12	Adj. 13 vs. 12

Revenues
ITT Corporation - Consolidated	609.2	557.9	51.3	9.2%	(38.4)	(1.6)	11.3	2.0%

Industrial Process	268.7	233.0	35.7	15.3%	(38.4)	(0.6)	(3.3)	(1.4%)
Motion Technologies	171.4	155.1	16.3	10.5%	0.0	(2.3)	14.0	9.0%
Interconnect Solutions	100.3	99.9	0.4	0.4%	0.0	1.0	1.4	1.4%
Control Technologies	70.2	71.5	(1.3)	(1.8%)	0.0	0.3	(1.0)	(1.4%)

Orders
Total Segment Orders	619.8	547.1	72.7	13.3%	(28.2)	(1.7)	42.8	7.8%

Industrial Process	274.1	227.1	47.0	20.7%	(28.2)	(1.0)	17.8	7.8%
Motion Technologies	169.3	151.6	17.7	11.7%	0.0	(2.0)	15.7	10.4%
Interconnect Solutions	105.1	102.2	2.9	2.8%	0.0	1.0	3.9	3.8%
Control Technologies	73.4	67.9	5.5	8.1%	0.0	0.3	5.8	8.5%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation
Reported vs Adjusted Segment Operating Income & OI Margin
Second Quarter of 2013 & 2012
(In Millions)

	3M 2013	3M 2013		3M 2013	3M 2012	3M 2012		3M 2012	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 13 vs. 12		As Adjusted 13 vs. 12

Revenue:
Industrial Process	268.7			268.7	233.0			233.0	15.3%		15.3%
Motion Technologies	171.4			171.4	155.1			155.1	10.5%		10.5%
Interconnect Solutions	100.3			100.3	99.9			99.9	0.4%		0.4%
Control Technologies	70.2			70.2	71.5			71.5	(1.8%)		(1.8%)
Intersegment eliminations	(1.4)			(1.4)	(1.6)			(1.6)	(12.5%)		(12.5%)
Total Revenue	609.2			609.2	557.9			557.9	9.2%		9.2%

Operating Margin:
Industrial Process	10.5%	110	BP	11.6%	11.9%	40	BP	12.3%	(140)	BP	(70)	BP
Motion Technologies	13.6%	120	BP	14.8%	13.0%	-	BP	13.0%	60	BP	180	BP
Interconnect Solutions	6.7%	100	BP	7.7%	5.5%	40	BP	5.9%	120	BP	180	BP
Control Technologies	21.9%	-	BP	21.9%	19.3%	80	BP	20.1%	260	BP	180	BP
Total Operating Segments	12.1%	100	BP	13.1%	12.0%	40	BP	12.4%	10	BP	70	BP

Income:
Industrial Process	28.1	3.1		31.2	27.7	1.0		28.7	1.4%		8.7%
Motion Technologies	23.3	2.1		25.4	20.2	0.0		20.2	15.3%		25.7%
Interconnect Solutions	6.7	1.0		7.7	5.5	0.4		5.9	21.8%		30.5%
Control Technologies	15.4	0.0		15.4	13.8	0.6		14.4	11.6%		6.9%
Total Segment Operating Income	73.5	6.2		79.7	67.2	2.0		69.2	9.4%		15.2%

Note: Immaterial differences due to rounding.

Special items may include, but are not limited to, certain costs associated with the Bornemann Pumps acquisition, transformation and repositioning costs associated with spin-related activities, restructuring costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter of 2013 & 2012
(In Millions, except EPS and shares)

									Change	Percent Change
	Q2 2013	Non-GAAP		Q2 2013	Q2 2012	Non-GAAP		Q2 2012	2013 vs. 2012	2013 vs. 2012
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	73.5	6.2	#A	79.7	67.2	2.0	#A	69.2

Interest Income (Expense)	(1.8)	-		(1.8)	(2.0)	-		(2.0)
Other Income (Expense)	(0.4)	-		(0.4)	(1.4)	-		(1.4)
Gain on sale of Assets	-	-		-		-		-
Corporate (Expense)	(32.1)	22.8	#B	(9.3)	(10.2)	8.8	#B	(1.4)

Income from Continuing Operations before Tax	39.2	29.0		68.2	53.6	10.8		64.4

Income Tax Benefit (Expense)	(14.4)	(6.7)	#C	(21.1)	(37.4)	19.3	#C	(18.1)

Income from Continuing Operations	24.8	22.3		47.1	16.2	30.1		46.3

Less: Non Controlling Interest	0.1	-		0.1	-	-		-

Income from Continuing Operations - ITT Corporation	24.7	22.3		47.0	16.2	30.1		46.3

EPS from Continuing Operations	0.27	0.24		0.51	0.17	0.32		0.49	0.02	4.1%

Note: Amounts may not calculate due to rounding.

#A - 2013 Segment operating income includes Repositioning and Transformation costs ($0.2M); Restructuring costs ($3.3M); Bornemann Pumps integration costs and backlog amortization ($2.7).
#A - 2012 Segment operating income includes Transformation costs ($1.1M) and Restructuring Costs ($0.9).
#B - 2013 Corporate operating expense includes Repositioning and Transformation costs ($7.3M); Restructuring costs ($0.1M); Asbestos related expenses ($15.9) and a reversal of Bornemann intergration costs $0.5M.
#B - 2012 Corporate operating expense includes Repositioning and Transformation costs ($5.5M); Asbestos related expenses ($9.6M); Restructuring ($0.4); offset by Environmental $6.7.
#C - 2013 and 2012 include various tax-related special items including changes in tax valuation allowances.

Note: Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Second Quarter 2013 & 2012
(In Millions)

	6M 2013	6M 2012

Net Cash - Operating Activities	68.8	102.0

Capital Expenditures	36.8	29.6

Free Cash Flow, including Transformation	32.0	72.4

Transformation & Repositioning Capex	1.2	1.9

Transformation & Repositioning Cash Payments	16.4	41.2

Net Asbestos Cash Payments, pre-tax	11.7	16.3

Discretionary Pension Contributions, net of tax	-	11.8

Adjusted Free Cash Flow	61.3	143.6

Income from Continuing Operations - ITT Corp	43.8	26.7

Special Items (including Transformation & Repositioning Costs)	47.4	56.4

Income from Continuing Operations - ITT Corp., Excluding
Special Items	91.2	83.1

Adjusted Free Cash Flow Conversion	67.2%	172.8%

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com